Exhibit 99

For Immediate Release                                                                                                                                                     Earl O. Bradley, III
                                       Phone:  931-552-6176

                                       Patrick C. Greenwell
                                       Phone:  931-552-6176

FIRST ADVANTAGE BANCORP
REPORTS SECOND QUARTER 2010 RESULTS

Clarksville, Tennessee.  August 9, 2010.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank (the “Bank”), today announced its results of operations for the three and six months ended June 30, 2010.  The Company’s net income for the three months ended June 30, 2010, was $331,000 compared to $141,000 for the same period in 2009.  For the six months ended June 30, 2010 net income was $658,000 compared to net income of $310,000 for the six months ended June 30, 2009.

Basic and diluted earnings per share for the three months ended June 30, 2010 both amounted to $0.08 compared to $0.03 for the three months ended June 30, 2009.  Basic and diluted earnings per share for the six months ended June 30, 2010 amounted to $0.15 compared to $0.07 for the six months ended June 30, 2009.

“We continue to experience strong growth in net income, realizing an increase of 112.3% when comparing this year to the first half of 2009.  Management continues to focus on disciplined, balanced lending and deposit gathering and our progress toward those goals is reflected in our year-over-year growth in total loans of 21.4% and total deposits of 4.8%.  We are pleased to have also reduced our dependency on borrowed funds by about $13.2 million, or 18.9%, over the same time period.  Management will continue to focus on asset quality, prudent growth and strategies aimed at promoting long-term shareholder value,” said Earl O. Bradley, III, Chief Executive Officer.

Net Interest Income

Net interest income increased $542,000, or 21.0%, to $3.1 million for the three months ended June 30, 2010 compared to $2.6 million for the three months ended June 30, 2009, due primarily to reduced interest expense of $345,000, or 21.2%, for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009.  Net interest income increased $950,000, or 18.3%, to $6.1 million for the six months ended June 30, 2010 compared to $5.2 million the six months ended June 30, 2009, due primarily to a reduction of interest expense of $678,000, or 20.4%, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009.  The decrease in interest expense was primarily due to lower rates paid to customers on interest-bearing deposits as higher rate, fixed term deposits matured and as market rates declined on interest-bearing transaction accounts.  The net interest margin was 3.83% for the three months ended June 30, 2010 compared to 3.27% for the three months ended June 30, 2009.  The net interest margin was 3.80% for the six months ended June 30, 2010 compared to 3.30% for the six months ended June 30, 2009.

The average balances of interest earning assets increased by 3.3% for the three months ended June 30, 2010 compared to the same period of 2009, as the average rate earned on these assets increased seven basis points over the same periods.   The average loan balances increased by 24.4% in the three month period ended June 30, 2010 compared to the three month period ended June 30, 2009, and average balances of investments available for sale decreased by 31.7% for the same comparable periods.   The average balances of interest earning assets increased by 2.8% for the six months ended June 30, 2010 compared to the same period of 2009, as the average rate earned on these assets increased by a modest two basis points over the same periods.   The average loan balances increased by 23.5% in the six month period ended June 30, 2010 compared to the six month period ended June 30, 2009, and average balances of investments available for sale decreased by 29.0% for the same comparable periods.

Credit Quality

The Company recorded a provision for loan losses of $232,000 for the three months ended June 30, 2010 compared to $159,000 for the three months ended June 30, 2009.   A provision for loan losses of $459,000 was recorded for the six months ended June 30, 2010 compared to $327,000 for the six months ended June 30, 2009.   The increase in the provision was due to the growth of the total loan portfolio, an increase in non-performing and classified loans, and weakened general economic conditions.

Non-performing assets totaled $3.5 million, or 1.03% of total assets, at June 30, 2010 compared to $868,000, or 0.25% of total assets, at June 30, 2009.  The increase was primarily in the one-to-four family residential mortgage, multi-family and land loan portfolios.  There was a 159.8% increase in the level of classified assets from $2.3 million at June 30, 2009 to $5.9 million at June 30, 2010 primarily related to our one-to-four family residential and multi-family loan portfolios.  Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Non-Interest Income

Total non-interest income remained steady at $767,000 for the three months ended June 30, 2010 compared to $777,000 for the three months ended June 30, 2009, and totaled $1.4 million for both the six months ended June 30, 2010 and 2009.

Total non-interest expense decreased $50,000, or 1.7%, to $2.9 million for the three months ended June 30, 2010 as compared to the same period in 2009.  Non-interest expense decreased primarily due to lower FDIC assessment expense, marketing expense and net occupancy expense.  These decreases in non-interest expenses were partially offset by increases in salaries and employee benefits, loan collection expense and professional fees.  Total non-interest expense increased $27,000, or 0.5%, to $5.8 million for the six months ended June 30, 2010 as compared to the same period in 2009.  The increase in non-interest expense was primarily due to increased salaries and employee benefits and loan collection expense.  These increases in non-interest expenses were partially offset by decreases in FDIC assessment expense.  FDIC assessment expense was higher for the second quarter and second half of 2009 due to higher deposit insurance premiums related to an industry-wide increase in assessment rates and a one-time FDIC special assessment which occurred on June 30, 2009.

The provision for income taxes for the three and six months ended June 30, 2010 was $408,000 and $584,000, respectively, resulting in increases of $319,000 and $429,000 for the comparable three and six month periods ended June 30, 2009.  The increases for both periods were primarily due to higher taxable income and adjustments for income tax expense.

Selected Balance Sheet Data

Total assets were $345.1 million at June 30, 2010 compared to $350.3 million at June 30, 2009, a decrease of $5.2 million or 1.5%.  Total loans were $229.2 million at June 30, 2010, an increase of $40.4 million, or 21.4%, compared to June 30, 2009.  Total liabilities were $277.0 million at June 30, 2010 compared to $280.5 million at June 30, 2009, a decrease of $3.5 million or 1.2%.  Total deposits at June 30, 2010 were $218.2 million, an increase of $10.0 million or 4.8% compared to June 30, 2009.  The increase in deposits was primarily used to fund growth in loans.

Total stockholders’ equity was $68.1 million at June 30, 2010 compared to $69.8 million at June 30, 2009.  At June 30, 2010, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines. The average common shareholder’s equity to average assets was 19.8% for the three months ended June 30, 2010 compared to 20.4% for the three months ended June 30, 2009.   The average common shareholder’s equity to average assets was 20.1% for the six months ended June 30, 2010 compared to 20.6% for the six months ended June 30, 2009.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30		June 30		December 31,
SELECTED FINANCIAL CONDITION DATA:	2010	2009	2010	2009	2009

END OF PERIOD BALANCES
Assets			$345,089	$350,285	$344,224
Available-for-sale securities, at fair value			76,449	117,221	98,739
Loans, gross			229,174	188,750	213,950
Allowance for loan losses			2,985	2,481	2,813
Deposits			218,238	208,208	216,240
FHLB advances and other borrowings			56,571	69,794	54,883
Common shareholders' equity			68,054	69,754	70,526

AVERAGE BALANCES
Assets	$346,344	$337,363	$344,816	$336,980	$344,118
Earning assets	327,673	317,166	325,258	316,344	322,807
Investment securities	81,570	119,399	87,806	123,693	118,245
Other investments	15,568	12,466	12,198	10,299	12,419
Loans, gross	230,535	185,301	225,254	182,352	192,143
Deposits	217,998	202,778	217,053	197,533	203,133
FHLB advances and other borrowings	54,808	63,327	54,553	67,512	68,329
Common shareholders' equity	68,497	68,930	69,441	69,559	70,127

SELECTED OPERATING RESULTS:
Interest and dividend income	$4,409	$4,212	$8,774	$8,502	$17,232
Interest expense	1,284	1,629	2,641	3,319	6,367
Net interest income	3,125	2,583	6,133	5,183	10,865
Provision for loan losses	232	159	459	327	868
Net interest income after provision for loan losses	2,893	2,424	5,674	4,856	9,997
Noninterest income	767	777	1,371	1,385	1,649
Noninterest expense	2,921	2,971	5,803	5,776	11,151
Income (loss) before income tax expense (benefit)	739	230	1,242	465	495
Income tax expense (benefit)	408	89	584	155	135
Net income (loss)	$331	$141	$658	$310	$360
Basic net income per common share	$0.08	$0.03	$0.15	$0.07	$0.08
Diluted net income per common share	0.08	0.03	0.15	0.07	0.08
Dividends paid per common share	0.05	0.05	0.10	0.10	0.20
Book value per common share	16.25	15.59	16.25	15.59	15.77
Common shares outstanding	4,188,048	4,474,762	4,188,048	4,474,762	4,470,984
Basic weighted average common shares outstanding	4,303,639	4,520,674	4,404,871	4,531,018	4,508,033
Diluted weighted average common shares outstanding	4,342,942	4,577,458	4,438,658	4,591,225	4,572,207

SELECTED ASSET QUALITY
Net charge-offs			$287	$22	$222
Classified assets			5,866	2,258	3,498
Nonperforming loans			2,915	808	1,403
Nonperforming assets			3,539	868	1,704
Total nonperforming loans to total loans			1.27%	0.43%	0.66%
Total nonperforming loans to total assets			0.84%	0.23%	0.41%
Total nonperforming assets to total assets			1.03%	0.25%	0.50%

SELECTED RATIOS (quarterly and year-to-date rates annualized)
Return on average assets	0.38%	0.17%	0.38%	0.19%	0.10%
Return on average common shareholders' equity	1.94%	0.82%	1.91%	0.90%	0.51%
Average common shareholders' equity to average assets	19.78%	20.43%	20.14%	20.64%	20.38%
Net interest margin	3.83%	3.27%	3.80%	3.30%	3.37%